Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiary appearing in the Annual Report on Form 10-K of AtriCure, Inc. and subsidiary for the year ended December 31, 2009.

Cincinnati, Ohio

March 30, 2010